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Schedule 16 Calculations
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Warburg, Pincus Cash Reserve Fund, Inc.
As of 2/28/97

7 Day Yield:
     With Waiver                   .000950433 x (365/7) = 4.96%
     Without Waiver                .000946687 x (365/7) = 4.94%

7 Day Effective Yield:
     With Waiver                   (1 + .000950433/7) 365 -1 = 5.08%
     Without Waiver                (1 + .000946687/7) 365 -1 = 5.06%